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                                                                    EXHIBIT 10.3

REGISTRY MAGIC, INC.
EMPLOYMENT AGREEMENT

THIS AGREEMENT between Registry Magic (the "Company") and _Lawrence Cohen (the
 "Executive") as of this date December 21, 1997.

   1. For good consideration, the Company employs the Executive on the following terms and considerations.

   2. Term of Employment: Subject to the provisions for termination set forth below this agreement will begin on December 21, 1997, and shall terminate on December 21, 2000 subject to provisions for termination set forth in this agreement.

  Salary: The Company shall pay Executive a salary of __$115,500__ per year, for the services of the Executive, payable semi-monthly. Other salary increases shall be determined by agreement of the Board of Directors or a defined compensation committee.

  Other Compensation and Benefits:
Bonuses: The Executive may receive such incentive bonus compensation, if any, as the Company shall deem appropriate.
Profit Sharing:  The Executive may participate in all corporate profit sharing plans when they are defined by the Company.
Stock and Options: The Executive may receive additional Company stock and stock options as the Company shall deem appropriate.
Health Care: The Company will provide the Executive with family medical health coverage per Company policy.
     e) Benefits, General: The Executive is entitled to participate in any executive or Company wide benefit plan as defined by the Company.
     f) Exercise of Stock Options: During the term of this agreement except for Termination for Cause, Executive shall be entitled to exercise any options granted to him during the course of employment with Company. In the event of Death, Change of Control, Voluntary Termination or Non-Renewal, Executive shall have the right to exercise all options granted to him prior to the date of termination or non-renewal. In the event



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of death, the options granted to the Executive shall be exercisable by the Executive's beneficiary.

  Duties and Position:  The Company agrees to employee the Executive in the capacity of _Chairman of the Board__ of the Company. The Executive's duties may be reasonably modified consistent with his skills and experience.

    6. Executive not full time: The Executive as Chairman of the Board will not participate on a daily basis in the operation of the Company. The executive will as an advisor to the Company and become directly involved when required. During the term of this employment agreement, given written notice to the Board of Directors, the Executive may participate on the Boards of other companies that are complementary to the Company. He may also participate in other companies or subsidiaries that are affiliated with the Company.

  Confidentiality of Proprietary Information: Executive agrees, during or after the term of this employment, not to reveal confidential information, trade secrets, business opportunities and proposals, products, methods, systems and research, the names and addresses of customers, investors and suppliers, prices charged and paid by the Company or its customers, designs and specifications, customer files and records, services, operating procedures, financial records of the Company and customers, to any person, firm, corporation, or entity. Should Executive reveal or threaten to reveal this information the Company shall be entitled to an injunction restraining the Executive from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Executive for a breach or threatened breach of this condition, including the recovery of damages from the Executive.

  Reimbursement of Expenses: The Executive may incur reasonable expenses for furthering the Company's business, including expensed for entertainment, travel and similar items. The Company shall reimburse Executive for all business expenses after the Executive presents an itemized account of expenditures, pursuant to Company policy.

  Vacations and Holidays:  During the term of this employment agree-



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ment, the Executive shall be entitled to annual paid vacation in accordance with standards and procedures established by the Company. In the event that the Executive does not take all the vacation to which he is entitled in a year, he shall be entitled to carry forward up to two weeks thereof in any one or more of the following years of his term. Executive shall be entitled to all holidays designated by the Company.

 Disability: If Executive cannot perform his duties because of illness or incapacity in a period of more than 8 weeks, the compensation otherwise due during said illness or incapacity will be reduced by 50%. The Executive's full compensation will be reinstated upon return to work. However, if the Executive is absent from work for any reason for a continuous period of over 6 months, the Company may terminate the Executive's employment. In the event of termination the Executive is entitled to any unpaid compensation, bonuses, benefits and vacation pro-rated to the date of termination.

   11.    Termination of Employment:
         For Cause: The Company may terminate the Executive without notice or any payment or compensation in lieu of notice for cause, which without limiting the generality of the foregoing, shall include:
If there is a repeated failure on the part of the Executive to perform the material duties of his position in a competent manner.
If Executive is convicted of a criminal offense involving fraud or dishonesty or any offense similar thereto.
Fraud or Conversion relative to the Company.
           4. If the Executive fails to honor his fiduciary duties to the Company including without limiting the foregoing, his duty to act in the best interests of the Company in a material manner.
 5. If the Executive or any related person or group makes any personal profit arising out of or in connection with a transaction to which the Company is party without making disclosure to and obtaining the prior written consent of the Board of Directors of excluding herefrom any transaction involving profit sharing, increase in the value of current shareholdings, share option or share purchase plans.
         For Death:
1.   This agreement shall terminate without notice upon the Executive's death.
2. The Executive's beneficiary shall be entitled to any unpaid compensation, bonuses, benefits and vacation pro-rated to the end of the month in which the death occurs.
        Voluntary Termination: The Executive shall be entitled to compensation, bonuses, benefits and vacation pro-rated to the date of termination.



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Termination not for Cause Effective on Change of Control: Change of Control
           shall mean any change in the holding, direct or indirect shares of the Company as a result of which a person or group of persons, are in a position to exercise effective control of the Company and do exercise their vote contrary to the interests of management. In the event the Executive has not been terminated for cause, then upon a
         Change of Control, if the Executive is not re-employed by the new management with salary and benefits equal to the current company, then the Executive will be paid the aggregate of all unpaid compensation, bonuses, benefits and vacation pro-rated to that date in addition to a lump sum payment equivalent to one years salary at the Executive's salary as of the termination date.
         Non-Renewal: In the event Agreement is not renewed for other reasons than Cause, Executive shall be entitled to those rights as if there had been a Change of Control.
         Company Stock and Options upon Termination: See section 4-f of this agreement.
Notice of Termination: This employment agreement may upon thirty days notice at the option of the Executive, be terminated upon the happening of any of the following events:
Whenever the Executive and the Company shall mutually agree in writing to terminate this agreement.
Acts of material breach of any provision of this agreement.

    Restriction on Post Employment Competition: For a period of 12 months after the end of employment, the Executive shall not control, consult to or be employed by any business similar to that conducted by the Company In addition, for a period of 12 months after the end of employment, the Executive will not directly or indirectly solicit or take away any of its accounts, customers, employees, or clients. The Executive shall also not hold more than 5% of the issued outstanding common stock of a competitor of the Company. In the event that the Company imposes the above 12 month restriction against such control, ownership, consulting or employment by any similar business, the Executive shall be compensated for 12 months salary at his current salary level to be paid in full within 30 days of termination of employment. The Company may decide to shorten the restricted period from 12 months to 6 months, thus lowering the compensation to the Executive to 6 months salary. At the option of the Company, section 12 maybe deemed unnecessary thus requiring no payment to the Executive related to this section.



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   Assistance in Litigation: Executive shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

   Effect of Prior Agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and Executive, except that this agreement shall not affect or operate to reduce any benefit or compensation to the Executive of a kind elsewhere provided and not expressly provided in this agreement.

  15. Settlement by Arbitration: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction in Palm Beach County, Florida. In the event any effort to obtain an equitable remedy, such matters shall be determined in a court of equity jurisdiction in Palm Beach County, Florida.

  16. Limited Effect of Waiver by Company: Should Company waive breach of any provision of this agreement by the Executive, that waiver will not operate or be construed as a waiver of further breach by the Executive.

  Applicable Law - Severability: This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, where it is made and executed. If any terms or part of this agreement shall be determined to be invalid, illegal, or unenforceable in whole or in part, the validity of the remaining part of such term or the validity of any other term of this agreement shall not in any way be affected. All provisions of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

  Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

  Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Executive. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Company Records: All books, records and documents relating to Company's business shall be the permanent property of the Company. The Executive shall not be entitled to retain any copies thereof not



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withstanding his participation therein. Unless required by service of legal process, no other Company records shall be displaced or delivered to, or any information therefrom disclosed, to any person not connected with the Company except in strict accordance with the rules of the Company from time to time established. The Company shall provide Executive reasonable access to all personnel records relating to Executive's employment hereunder. In the event of termination of the Executive for any reason, all books, records, documents, designs and specifications will be returned to the Company.

21. This agreement supersedes any and all prior employment agreement between the Company and said executive.



Signed this 21st day of December, 1997


/s/ Walt Nawrocki                  /s/ Lawrence Cohen
--------------------------------   ---------------------------
Company                                  Executive